                                                                      Exhibit 12

                          Hillenbrand Industries, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                              (dollars in millions)

                                                            TEN MONTHS                        FISCAL YEAR ENDED
                                             SIX MONTHS       ENDED       ---------------------------------------------------------
                                            ENDED MARCH    SEPTEMBER 30,   DECEMBER 1,    DECEMBER 2,   NOVEMBER 27,   NOVEMBER 28,
                                              31, 2003        2002            2001           2000           1999           1998
                                            ------------   ------------   ------------   ------------   ------------   ------------
Income (loss) before income taxes           $        106   $        (35)  $        223   $        240   $        195   $        293

Fixed charges:

  Interest expense (1)                                10             14             23             27             27             27

  Interest portion of rental expense (2)               3              5              6              7              7              7
                                            ------------   ------------   ------------   ------------   ------------   ------------

  Total fixed charges                       $         13   $         19   $         29   $         34   $         34   $         34
                                            ============   ============   ============   ============   ============   ============

Income (loss) before income taxes plus
fixed charges                               $        119   $        (16)  $        252   $        274   $        229   $        327
                                            ============   ============   ============   ============   ============   ============

Ratio of earnings to fixed charges                   9.2           --(3)           8.7            8.1            6.7            9.6
                                            ============   ============   ============   ============   ============   ============

(1) - Includes interest expense, amortization of debt issuance costs and discount or premium on any indebtedness.

(2) - One-third of rental expense is deemed to be interest.

(3) - As a result of the loss incurred for the ten months ended September 30, 2002, earnings were insufficient to cover fixed charges by approximately $35. Earnings for this period included a litigation charge of $250 associated with Hillenbrand's settlement of its antitrust litigation with Kinetic Concepts, Inc.